Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 pertaining to the following:

(1)

Registration Statement (Form S-8 Nos. 333-195708, 333-187677, 333-107344, 333-123448, 333-157014, and 333-38974) pertaining to the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan, as amended and restated,

(2)	Registration Statement (Form S-8 Nos. 333-38984 and 333-209860) pertaining to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated,

(3)

Registration Statement (Form S-8 Nos. 333-01317, 333-72977, 333-60296, 333-157015, and 333-216176) pertaining to the Jacobs Engineering Group Inc. 1989 Employee Stock Purchase Plan, as amended and restated, and

(4)	Registration Statement (Form S-8 Nos. 333-264663) pertaining to Jacobs Engineering Group Inc. (StreetLight) 2011 Stock Plan, as amended and restated

of our reports dated November 23, 2021, with respect to the consolidated financial statements of Jacobs Engineering Group Inc. and the effectiveness of internal control over financial reporting of Jacobs Engineering Group Inc. included in its Annual Report (Form 10-K) for the year ended October 1, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 29, 2022